Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Eyenovia, Inc. on Amendment No. 1 to Form S-1 (File No. 333-222162) of our report dated November 15, 2017, except for Note 11, as to which the date is January 8, 2018, with respect to our audits of the financial statements of Eyenovia, Inc. as of December 31, 2016 and 2015 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

January 8, 2018